Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Checkpoint Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (2)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (1)	Common Stock, $0.0001 par value per share
Debt (1)	Debt Securities
Other (1)	Warrants
Other (1)	Units
Unallocated (Universal) Shelf (1)		457	(o)		(3)	$150,000,000	0.00011020	$16,530.00
Total Offering Amounts								$16,530.00
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$16,530.00

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Checkpoint Therapeutics, Inc.
(2)	There are being registered hereunder an indeterminate number of shares of common stock, an indeterminate principal amount of debt securities, an indeterminate number of warrants to purchase common stock, debt securities or units, and an indeterminate number of units, from time to time, which together shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal as shall result in an aggregate offering price not to exceed $150,000,000 less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price of the securities will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include an indeterminate number of shares of common stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any the securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.